Exhibit 10.12

MERGER AGREEMENT

(Purchase of Shares)

between

Sonoran Energy Inc. ("PURCHASER")

and

 Baron Oil AS, ("SELLER")

This Merger Agreement, is made as of May 7, 2004 (the "Agreement"), among Sonoran Energy Inc, a Washington corporation, ("Sonoran " or "Purchaser"), and Shareholders of Baron Oil AS., a Norwegian Corporation ("Baron" or "Seller").

WHEREAS, the parties operate within the same area having complimentary activities and business strength agreed to create synergies; and

WHEREAS respective Boards of Directors of both the Seller and Purchaser have approved the terms of this Agreement and of the transactions contemplated hereby; and

WHEREAS, this Agreement provides for the terms of transfer of shares from the shareholders of Seller to Purchaser in exchange for shares in Purchaser and

WHEREAS, the Seller and Purchaser desire to set forth the terms of the agreement in connection with the transactions provided for herein; and

NOW, THEREFORE, in consideration of the promises and representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                                    ARTICLE 1 - DEFINITIONS

Definitions. As used herein, the following terms shall have the following meanings:

 "Acquired Assets and Liabilities" has the meaning specified in Section 2.03 hereof.

 "Agreement" has the meaning specified in the introductory paragraph above.

 "Ancillary Documents" as to any Person means all agreements, releases, certificates and other documents contemplated by this Agreement to be entered into or executed by such Person; and where a reference to a Person is made in conjunction with a reference to "Ancillary Documents," the term shall refer only to such documents which such Person has entered into or executed.

"Assumed Liabilities" means the liabilities which are set forth specifically in Exhibit A

 "Closing" has the meaning specified in Section 3.01 hereof.

"Closing Date" has the meaning specified in Section 3.01 hereof.

 "Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" means the common stock of Sonoran Energy Inc.

"Damages" has the meaning specified in Section 6.02 hereof.

"Effective Date" The effective date of this agreement is May 7, 2004 in the allocation of production runs and offsets.

 "Governmental Entity" has the meaning specified in Section 4.02 hereof.

"Information Statement" has the meaning specified in the introductory paragraph above.

 "Knowledge" means, with respect to any Person, (i) actual knowledge of such Person (including the actual knowledge of the officers, directors and key employees of such Person) and (ii) actual knowledge that could have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs in light of the circumstances.

"Laws" means all applicable common law and any statute, law, code, ordinance, regulation, rule, resolution, order, determination, writ, injunction, award

(including, without limitation, any award of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and assets thereof. The laws of the State of California will have overriding preference.

"Merger" means the acquisition of a controlling interest in Baron Oil by exchanging sufficient shares of Sonoran common stock to obtain a 51% or greater interest in the outstanding securities of Baron Oil.  Baron Oil will not be dissolved, but will continue in operation.

"Person" means a natural person, corporation, partnership or other business entity, or any Governmental Entity.

"Purchase Price" has the meaning specified in Section 3.02 hereof.

"Purchaser" has the meaning specified in the introductory paragraph above.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Seller" has the meaning specified in the introductory paragraph above. This shall mean the shareholders of Baron oil or upon the election of Seller all or a part of the proceeds of the purchase can be directed to assignees of Seller.

                 ARTICLE 2 – PURCHASED ASSETS AND ASSUMED LIABILITIES

            2.01 Purchase and Sale of  Shares.  Subject to the terms and conditions of this Agreement Purchaser will offer to acquire all outstanding shares in Seller. Consideration will be in form of shares in Purchaser and the offer price (exchange rate) are set out in Section 3.02

2.02 Acceptance.  Acceptance of the offer will be irrevocable and will include all of an accepting shareholder's shares

2.03 Transfer of ownership. Ownership rights in the shares and all shareholders rights (including options, the rights to vote and to receive dividends will remain with the accepting shareholder until such time as the purchase by Purchaser becomes unconditional in every respect.

2.04 Transfer free from charge.  Shares tendered will be acquired on the terms of the offer, free from charges and encumbrances and together with all rights attaching thereto

2.05 Assumption of liabilities. Purchaser will as new major shareholder take the Acquired Assets subject to those liabilities which are associated with the Acquired Assets, including drilling costs, clean up costs and well closing costs as set out in Exhibit C.

2.06 Recommendation. The Board of directors and senior management of the Seller will recommend the offer to the shareholders of Seller.

2.07 Tax exemption. Purchaser understands and agrees that there is a condition for Seller and shareholders of Seller that tax exemption from the Norwegian Ministry of Finance is granted on terms acceptable for Seller and Shareholders of Seller on or before closing.

.

ARTICLE 3 – THE CLOSING; PURCHASE PRICE

         3.01 Closing. The initial closing of the transaction contemplated by this Agreement will be [the 30th of April, 2004], with final closing, subject to Section 2.06, targeted for July 15, 2004 (the "Closing Date"), time being of the essence. In the event Closing does not occur on the Closing Date, or such other date as the parties shall mutually agree in writing, this agreement shall become null and void.

On Closing date all rights to the shares of Seller shall pass on to Purchaser in return of delivery of the agreed shares in Purchaser in accordance with the Closing Procedure set out in Exhibit A.

       3.02 Purchase Price. Seller represents that there are 6 208 278 shares of Baron Oil stock currently issued and outstanding, and an additional number of options to acquire shares of Baron Oil, issued but unexercised (See Exhibit D, which is to be negotiated during the 75-day Unwind period). This offer is based upon an exchange of 3 shares of Sonoran for each share of Baron at the Closing Date. Therefore, at Closing Date, Purchaser shall purchase all of the Baron Oil shares for a Price of Eighteen million-six hundred and twenty-fourthousand-eight houndred and thirty four Shares (18,624 834) of Sonoran Energy common stock, plus the assumption of up to 100% of the Exhibit D additional potential options. The options will be transferred to Purchaser upon acceptance of the Offer if unexercised, see Section 3.03. The Purchase Price shall be settled by delivering the required number of stock in Purchaser (i.e. Sonoran Energy,symbol "SNRN") upon Closing Date.

3.03 Exercise of options. Shareholders in Seller may

            a)

            Up to the date when accepting the offer from Purchaser, upon payment of the  option consideration exercise their options to acquire shares of Seller increasing the number of shares to be exchanged in accordance with Section 3.02

b)

Transfer the right to exercise options as part of the acceptance of the offer from Purchaser (i.e. no extra compensation for unexercised options)

c)

Continue as minority shareholder in Seller after the merger (i.e. not accepting the offer) and retain the right to exercise the options until the expiration of the relevant option program.

3.04 Sonoran Shares. Shares in Purchaser will be issued and in Seller be acquired  providing a suitable mechanism under required Norwegian and American law by which the intended purchase of all outstanding shares can be accomplished in an efficient and cost-effective manner. Shares issued in Purchaser representing the Purchase price shall have ordinary voting rights and Purchaser shall continue to be listed or qualified to be traded on Over-the-Counter Bulletin Board or an equivalent stock exchange herinafter referred to as "common stocks" . Trading in the shares issued as consideration pursuant to this agreement will for an initial period be limited. After a period of 180 days calculated from the Closing Date those shares of common stock can be registered to become free trading upon demand therefor by shareholders accepting the offer.

          3.05 Additional Funding. It is further agreed that Purchaser will provide an additional commitment of $20,000,000 dollars, for the purposes of developing existing projects of Seller. This funding shall be allocated per project, based upon mutual agreement, and the availability of this funding will be demonstrated to Baron within 30 days of Closing. If not so demonstrated, the shareholders in Seller having accepted the offer may withdraw from this agreement having their shares in Seller in return for delivery of the number of shares received in accordance with sub-article 3.02.

         3.06 Unwind Period. Either Seller or Purchaser, may until Closing Date decide not to complete , for any of the following reasons:

       a)             Designated Oil Fields  to be available to Seller are not available in the time period, at the cost previously negotiated and containing the approximate reserves represented; or

       b)             Financing by Purchaser is not demonstrable for undertaking certain acquisitions or drilling programs to be identified within the first 35 days following the initial closing of this agreement. Purchaser will demonstrate to Sellers that sufficient funding is available for the purchase requirements associated with certain fields, estimated to be in the range of $36,000,000, and that approximately $20,000,000 would be available for development of fields.

       c)

Purchaser having received valid acceptances representing less than in excess of [80%] of the issued shares of Seller.

       d)

The Ministry of Finance not having granted tax exemption as set out in Section 2.06

            3.08 Post merger cooperation. The Purchaser and Seller post merger, shall exert all efforts to increase the probability of closing successful acquisition opportunities of oil and gas fields within the Caspian and Middle East regions.

3.09 Observers to the Board of Directors. Seller and Purchaser shall from the date of signing of this agreement have the right to be represented in each other's board meetings with one observer.

3.10 Representation to the Board of Directors. Both Seller and Purchaser agree that it post merger will be in both parties interests having Seller/the shareholders of Seller represented on the Board of Directors of Purchaser. It is therefore the expressed intention of the parties to make the necessary arrangements to propose to the general meeting of Purchaser to elect new members to the Board of Director of Purchaser reflecting the shareholders situation post merger. The parties agree to forward such proposal on or immediately following Closing Date.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

            4.01 Organization, Good Standing and Foreign Qualification. Seller is a corporation duly incorporated and validly existing and in good standing under the laws of the Kingdom  of Norway.

            4.02 Authority Relative to Agreements. Seller has the requisite corporate power and authority to enter into this Agreement and all Ancillary Documents, and to carry out their obligations hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Document, and the consummation of the transactions provided for herein and therein, have been duly authorized by the unanimous consent of the Board of Directors of Seller or an authorized Committee thereof, and does not violate any provision of the respective Certificates of Incorporation or Bylaws of Baron. The execution by Seller of this Agreement and each Ancillary Document, and the consummation of the transactions provided for hereby and thereby, will not conflict with or effect a breach, violation, default, or cause an event of default, under any mortgage, lease, or other material agreement or instrument, or any statute, regulation, order, judgment or decree to which Seller is a party or by which it is bound, or any law or governmental regulation applicable to Seller, or require the consent of any Person (other than the parties to this Agreement). Without limiting the generality of the foregoing, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any government or governmental, regulatory or administrative authority or agency, domestic or foreign (each, a "Governmental Entity"), in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Documents. This Agreement and the Ancillary Documents constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting rights of creditors generally and general principles of equity, whether applied at law or in equity.

4.03  Tax Matters. To the best Knowledge of Seller, Seller has duly and timely filed all tax returns and reports required to be filed by Seller prior to Closing, except to the extent that any failure or alleged failure to file any Tax return or report would not have a material adverse effect on Seller or the Acquired Assets. All of Sellers' tax returns and reports are true and complete in all material respects.

4.04. Litigation. Seller represents that there is no prosecution, suit, action, arbitration proceeding or governmental proceeding pending, or to the best Knowledge of Seller, materially threatened, against or affecting Seller or the transactions contemplated by this Agreement. Except as set forth in this agreement to the best Knowledge of Seller, there is not outstanding against Seller any decision, judgment, decree, injunction, rule or order of any court, arbitrator or Governmental Entity and no material prosecution of Seller as Defendant.

4.05.Brokers. Purchaser shall not have any obligation or liability to pay any fee or other compensation to any Person engaged by Seller in connection with this Agreement and the transactions contemplated hereby.

4.06. True Copies.   All copies of documents delivered or made available to Purchaser in connection with this Agreement are true and correct copies of the originals thereof.

4.07. Compliance with Law. Seller is in material compliance with all federal, state and local laws, regulations and ordinances applicable to its business and operations.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

            5.01 Organization, Good Standing and Foreign Qualification. Purchaser is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Washington and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on Purchaser.

            5.02 Capitalization and Financial Resources. Purchaser has the necessary capitalization and financial resources to fulfil its commitments set forth in this Agreement , including but not limited to fulfilling the Purchase Price obligations set forth herein.

5.03 Authority Relative to Agreements. Purchaser has  the requisite corporate power and authority to enter into this Agreement and all Ancillary Documents, and to carry out their obligations hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Document, and the consummation of the transactions provided for herein and therein, have been duly authorized by the unanimous consent of the Board of Directors of Purchaser or an authorized Committee thereof, and does not violate any provision of the respective Certificates of Incorporation or Bylaws of Baron. The execution by Purchaser of this Agreement and each Ancillary Document, and the consummation of the transactions provided for hereby and thereby, will not conflict with or effect a breach, violation, default, or cause an event of default, under any mortgage, lease, or other material agreement or instrument, or any statute, regulation, order, judgment or decree to which Purchaser is a party or by which it is bound, or any law or governmental regulation applicable to Purchaser, or require the consent of any Person (other than the parties to this Agreement). Without limiting the generality of the foregoing, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any government or governmental, regulatory or administrative authority or agency, domestic or foreign (each, a "Governmental Entity"), in connection with the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement and the Ancillary Documents. This Agreement and the Ancillary Documents constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting rights of creditors generally and general principles of equity, whether applied at law or in equity.

5.04 Tax Matters. To the best Knowledge of Purchaser, Purchaser has duly and timely filed all tax returns and reports required to be filed by Purchaser prior to Closing, except to the extent that any failure or alleged failure to file any Tax return or report would not have a material adverse effect on Purchaser or the Acquired Assets. All of Purchasers' tax returns and reports are true and complete in all material respects.

5.05. Litigation. Purchaser represents that there is no prosecution, suit, action, arbitration proceeding or governmental proceeding pending, or to the best Knowledge of Purchaser, materially threatened, against or affecting Purchaser or the transactions contemplated by this Agreement. Except as set forth in this agreement to the best Knowledge of Purchaser, there is not outstanding against Purchaser any decision, judgment, decree, injunction, rule or order of any court, arbitrator or Governmental Entity and no material prosecution of Purchaser as Defendant.

5.06. Brokers. Purchaser shall not have any obligation or liability to pay any fee or other compensation to any Person engaged by Purchaser in connection with this Agreement and the transactions contemplated hereby.

5.07. True Copies. All copies of documents delivered or made available to Purchaser in connection with this Agreement are true and correct copies of the originals thereof.

5.08. Compliance with Law. Purchaser is in material compliance with all federal, state and local laws, regulations and ordinances applicable to its business and operations.

ARTICLE 6 - SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

     INDEMNIFICATION

6.01.  Survival of Representations and Warranties of the Parties. Except as provided in Section 6.02 and the tax obligations set forth herein, all representations and warranties made by any party hereto contained in this Agreement or in any Ancillary Document, and the indemnification obligations of each party hereto with respect to representations and warranties, shall survive for a period ending two years following the Closing Date. Notwithstanding the foregoing, the representations and warranties relating to Section 4.03 hereof, and the indemnity obligations with respect to such representations and warranties, shall remain operative and in full force and effect until the expiration of the applicable statute of limitations.

6.02. Indemnification by Purchaser. Prior to closing, Purchaser does not agree to indemnify and hold Seller and its shareholders harmless from and against all damages, losses, liabilities, deficiencies, costs and/or expenses (including all reasonable legal fees, expenses and other out-of-pocket costs) (collectively, "Damages") resulting from, arising out of or in connection with or related to the Assumed Liabilities whether or not any such Damages are in connection with any action, suit, proceeding, demand or judgment of a third party (including Governmental Entities).

ARTICLE 7 – CONDITIONS TO THE CLOSING

7.01.  Condition to Obligations of Purchaser. The obligations of Purchaser to close the transactions contemplated hereby on Closing Date are subject to the satisfaction of the terms set out in Section 3.04 and the following condition:

Purchaser shall have the right to conduct such inspections and investigations of Seller's business and operations, as Purchaser deems necessary. In the event Purchaser, in its sole discretion, determines that the purchase contemplated herein is not in its best interests, Purchaser shall have the right to cancel this agreement and upon a return by Seller of the Earnest Money this agreement shall be null and void.

It is agreed that Seller shall deliver clear title to the oil and gas leases, that a copy of the title report will be provided as part of this agreement, that Purchaser has the right to cancel the transaction in the event title is not clear and or title insurance can not be obtained. It is agreed that Seller will provide to Purchaser all log reports, geological reports, production runs and other information necessary to the operation of the field.

Seller shall deliver to Purchaser an income and expense statement which reflects the production, expenses and operations for the past 90 days of operation.

7.02. Condition to Obligations of Seller. The obligations of Seller to close the transactions contemplated hereby on Closing Date are subject to the satisfaction of the terms set out in Section 3.04 and the following condition:

Seller shall have the right to conduct such inspections and investigations of Purchaser's business and operations, as Sellers deems necessary. In the event Seller, in its sole discretion, determines that the purchase contemplated herein is not in its or its shareholders best interests, Seller shall have the right to cancel this agreement and upon a return by Purchaser of the Earnest Money this agreement shall be null and void.

Purchaser shall deliver to Seller an income and expense statement which reflects the production, expenses and operations for the past 90 days of operation.

 ARTICLE 8 - THE CLOSING

At the Closing, the parties shall deliver the documents and instruments and take the actions set out in Exhibit A:

8.01.         Closing .  Seller's individual shareholders shall deliver to Purchaser an Assignment of Interest as it relates to their shares or the actual share certificates themselves, constituting all of the shares intended to be exchanged for shares of Purchaser, conveyed in recordable form for the transfer agency of Baron Oil.

8.02.         Assignment of Interest. Sellers will deliver such duly executed transfer documents as shall be appropriate to convey, transfer and assign to and to vest in Purchaser the rights, title and interest in and to the shares being exchanged of Baron Oil.

ARTICLE 9 – ADDITIONAL AGREEMENTS

9.01. Agreements As to Tax Matters. The parties to this Agreement will cooperate fully with each other, in connection with the preparation, signing and filing of tax returns and in any administrative, judicial or other proceeding involving taxes relating to the Acquired Assets.

9.02. Post-Closing Documents. The parties hereto will cooperate with one another after Closing and, without any further consideration, will execute and deliver such other documents as shall be reasonably required after the Closing to transfer title to the Acquired Assets to Purchaser and to take any other action necessary to carry out the intent and purposes of this Agreement.

9.03.Notice. Each party shall notify the others of any claim, demand, action, suit or proceeding relating to or arising in connection with, the Acquired Assets as soon as practicable after learning of such claim, demand, action, suit, or proceeding.

ARTICLE 10 - GENERAL PROVISIONS

10.01. Expenses. Each party shall pay its own expenses (including legal and accounting costs and expenses) in connection with the negotiation, preparation and consummation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby.

10.02. Governing Law; Waiver of Jury Trial. All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the  laws of the Kingdom of Norway. [Normally these transactions are governed by Norwegian Law due to the transaction taking place in Norway concerning shareholders in a Norwegian Company, some mandatory Norwegian laws will also apply].

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH ARBITRATION RULES TO APPLY, THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY ARBITRATION. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL FOR ORDINARY COURTS, INCLUDED TRIAL BY JURY  IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

10.03.  Submission to Arbitration. Any dispute, controversy or claim  with respect to this Agreement or the other Ancillary Documents, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Oslo Chambers of Commerce. The Arbitration Tribunal shall always consist of three arbitrators. In case of more than one party occurring on the same side in any dispute such parties shall appoint one arbitrator together. The place of arbitration shall be Oslo and the language to be used in the proceedings shall be English.Stavanger

10.04. Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

10.05. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified mail (return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like notice), or if sent by telecopy to the parties at the following telecopy numbers;

10.06 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors of Sellers and Purchaser.

10.07. Final Agreement; Entire Agreement. This Agreement, including any agreements set forth as an annex to any this Agreement, is the final agreement between the parties and constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, whether signed or unsigned, with respect to the subject matter hereof.

10.08. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

10.09. Preparation of Agreement. Purchaser prepared this Agreement and the Ancillary Agreements solely on its behalf. Each party to this Agreement acknowledges that: (i) the party had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other party hereto; (ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such party; and (iii) such party has voluntarily entered into the transactions contemplated by this Agreement without duress or coercion.

IN WITNESS WHEREOF, the parties have duly executed this stock purchase agreement as of the date first written above.

SONORAN ENERGY INC

By:  /Peter Ostenfeld Rosenthal/

Peter Ostenfeld Rosenthal

Title: President

BARON OIL AS

By: /Ole Bennaes/

Ole Bennaes

Title: Chairman

Exhibit A

Closing Procedure

(completed)

Exhibit B

Recommendation from the Board of Directors to the shareholders of Baron Oil

Exhibit C

Assets

 This is a complete list of all assets, which are being conveyed as part of this agreement.

The assets being included shall include all working interests which are held in oil and gas properties which are included herein. Included within this agreement are all future rights of drilling and production for those oil and gas interests and leases.

The assets shall also include the assignment of the oil and gas lease, a copy of which is included herein. This assignment shall be in recordable form, and recorded upon the close of escrow.

The purchase shall include all assets of the company, contracts, rights to drill, operations, including those operations of all subsidiaries and other intangible assets.

Exhibit D

List of Baron Oil Option Holders and Amounts: None remaining

Exhibit E

Legal Description of the property